EXHIBIT 4.3

                                    GUARANTY

      THIS GUARANTY (the "Guaranty") is made and dated as of the 20th day of April, 1999 by GLADE M. KNIGHT ("Guarantor").

                                    RECITALS

      A. Pursuant to that certain Credit Agreement of even dated herewith between the Company and First Union National Bank (the "Lender"), (as amended, extended and replaced from time to time, the "Credit Agreement," and with capitalized terms not otherwise defined herein used with the same meanings as in the Credit Agreement) the Lender agreed to extend credit to APPLE SUITES, INC., a Virginia corporation ("Company"), on the terms and subject to the conditions set forth therein.

      B. As a condition precedent to the effectiveness of the Credit Documents and pursuant to the terms of and as specifically required as a condition to the effectiveness of the Credit Agreement, the Guarantor is required to execute and deliver to the Lender this Guaranty.

      C. The Guarantor is the sole shareholder of Parent, which is the sole shareholder of the Company and thus will derive material benefit from the extension of credit by the Lender to the Company pursuant to the Credit Agreement.

      NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees as follows:

                                    AGREEMENT

      1. Guarantor hereby irrevocably and unconditionally guarantees the payment when due, upon maturity, acceleration or otherwise, of the Obligations, whether heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether Company may be liable individually or jointly with others, whether or not recovery upon such Obligations may be or hereafter become barred by any statute of limitations, and whether or not such Obligations may be or hereafter become otherwise invalid or unenforceable. This Guaranty is a guaranty of payment and not of collection.

      2. Guarantor irrevocably and unconditionally guarantees the payment of the Obligations whether or not due or payable by Company upon: (a) the dissolution, insolvency or business failure of, or any assignment for benefit of creditors by, or commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceedings by or against, Company or Guarantor, or (b) the appointment of a receiver for, or the attachment, restraint of or making or levying of any order of court or legal process affecting, the property of


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Company or Guarantor,  and  unconditionally  promises to pay such Obligations to
Lender, or order, on demand, in lawful money of the United States.

      3. The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations, whether executed by Guarantor or by any other party, and the liability of Guarantor hereunder is not affected or impaired by (a) any direction of application of payment by Company or by any other party, or (b) any other guaranty, undertaking or maximum liability of Guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any revocation or release of any obligations of any other guarantor of the Guaranteed Obligations, or (e) any payment made to Lender on the Obligations which any of such Persons repay to Company pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of Guarantor's obligations hereunder by reason of any such proceeding.

      4. (a) The obligations of Guarantor hereunder are independent of the Obligations of Company, and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against Company and whether or not Company be joined in any such action or actions. Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Company or other circumstance which operates to toll any statute of limitations as to Company shall operate to toll the statute of limitations as to Guarantor.

        (b) All payments made by Guarantor under this Guaranty shall be made without set-off or counterclaim and free and clear of and without deductions for any present or future taxes, fees, charges, withholdings or conditions of any nature ("Taxes"). Guarantor shall pay any such Taxes, including Taxes on any amounts so paid, and will promptly furnish Lender with copies of any tax receipts or such other evidence of payment as Lender may require. However, Guarantor shall not be liable for any income tax liability arising under the Loan.

      5. Guarantor authorizes Lender (whether or not after termination of this Guaranty), without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security; (c) apply such security and direct the order or manner of sale thereof as Lender, in its discretion may determine; and (d) release or substitute any one or more endorsers, guarantors, Company or other obligors. Lender may without notice to or the further consent of Company or Guarantor assign this Guaranty in whole or in part to any person acquiring an interest in the Obligations.

      6. It is not necessary for Lender to inquire into the capacity or power of Company or the officers acting or purporting to act on its behalf, and Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.



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      7.  Guarantor  waives any right to require  Lender to (a) proceed  against
Company or any other party; (b) proceed against or exhaust any security held from Company; or (c) pursue any other remedy in Lender's power whatsoever. To this end, and without limiting the generality of the foregoing, Guarantor expressly waives any rights Guarantor might otherwise have had under the provisions of North Carolina General Statutes ss.26-7 et seq.. Guarantor waives any personal defense based on or arising out of any personal defense of Company other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of Company, or the invalidity or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Company other than payment in full of the Obligations. Lender may, at its election, foreclose on any security held for the Guaranteed Obligations by one or more judicial or nonjudicial sales, or exercise any other right or remedy Lender may have against Company, or any security, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Company or any security. Guarantor hereby waives, until such time as all of his obligations under this Guaranty have been performed, discharged or terminated, and all Obligations under the Loan have been performed, discharged or terminated, any claim or other rights which Guarantor may now have or may hereafter acquire against the Company or any other guarantor of all or any of the Guaranteed Obligations that arise from the existence or performance of the Guarantor's obligations under this Guaranty or any other of the Credit Documents (as such claims and rights being referred to as the "Guarantor's Conditional Rights"),
including,   without  limitation,  any  right  of  subrogation,   reimbursement,
exoneration, contribution, or indemnification, or any right to participate in any claim or remedy which the Lender has against the Company or any collateral which the Lender now has or hereafter acquire for the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or setoff or in any other manner, payment or security on account of such claim or other rights. If, notwithstanding the foregoing provisions, any amount shall be paid to the Guarantor on account of the Guarantor's Conditional Rights and either (a) such amount is paid to the Guarantor at any time when the Obligations shall not have been paid or performed in full, or (b) regardless of when such amount is paid to the Guarantor any payment made by Company to the Lender is at any time determined to be a preferential payment, then such amount paid to the Guarantor shall be deemed to be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied upon the Obligations, whether matured or unmatured, in such order and manner as the Lender shall determine. To the extent that any of the provisions of this Paragraph shall not be enforceable, the Guarantor agrees that until such time as the Obligations have been paid and performed in full and the period of time has expired during which any payment made by the Company or the Guarantor to the Lender may be determined to be a preferential payment, the Guarantor's Conditional Rights to the extent not validly waived shall be subordinate to the Lender's right to full payment and performance of the Obligations and the Guarantor shall not seek to enforce the
Guarantor's  Conditional  Rights  during  such  period.   Guarantor  waives  all
presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the



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

existence, creation or incurring of new or additional Obligations. Guarantor assumes all responsibility for being and keeping itself informed of Company's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Lender shall have no duty to advise Guarantor of information known to any of them regarding such circumstances or risks.

      8. In addition to the Obligations, Guarantor agrees to pay reasonable attorneys' fees and all other costs and expenses incurred by Lender in enforcing this Guaranty in any action or proceeding arising out of, or relating to, this Guaranty. This Guaranty and the liability and obligations of Guarantor hereunder are binding upon Guarantor and his successors and assigns, and this Guaranty inures to the benefit of and is enforceable by Lender and its successors, transferees, and assigns.

      9. No right or power of Lender hereunder shall be deemed to have been waived by any act or conduct on the part of the Lender, or by any neglect to exercise such right or power, or by any delay in so doing; and every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by Lender.

      10. Guarantor agrees to execute any and all further documents, instruments and agreements as Lender from time to time reasonably requests to evidence Guarantor's obligations hereunder.

      11. Guarantor hereby represents and warrants and agrees that:

         (a) Guarantor: (1) is in compliance with all Requirements of Law and Contractual Obligations to the extent that failure to so comply could have a material adverse effect on Guarantor or Company or their property or business or on the ability of the Company to pay or perform the Obligations or the ability of Guarantor to pay or perform Guarantor's obligations hereunder, and (2) has reviewed and approved the Credit Documents.

         (b) The execution, delivery and performance by Guarantor of any Credit Documents to which Guarantor is a party will not violate any Requirement of Law or any Contractual Obligation of Guarantor to the extent that failure to comply could have a material adverse effect on Guarantor or his property or business or on the ability to pay or perform the Obligations or his obligations hereunder.

         (c) No litigation, investigation or proceeding of or before any court, arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or against any of the Guarantor's properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a material adverse effect on the business, operations, property or financial or other condition of the Guarantor or the Company.

         (d) The Guarantor and the Company have filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said



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returns or on any  assessments  made against them or any of their property other than taxes which are being contested in good faith by appropriate proceedings and as to which the Guarantor or the Company has established adequate reserves in conformity with GAAP.

        (e) No consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Guarantor in connection with the execution and delivery of the Credit Documents to which Guarantor is a party or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

      12. Guarantor hereby agrees to deliver to the Lender, within ninety (90) days after the last day of each fiscal year of the Company, personal statements of income and cash flow for such year and personal balance sheets as of the end of such year, presented fairly in accordance with GAAP.

      13. This Guaranty shall be deemed to be made under and shall be governed by the laws of the State of North Carolina.

      14. If any of the provisions of this Guaranty shall contravene or be held invalid under the laws of any jurisdiction, this Guaranty shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

      Executed and sealed as of the day and year first above written.



                                                 /s/ GLADE M. KNIGHT      [SEAL]
                                                 -------------------------
                                                 GLADE M. KNIGHT


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